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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                    FORM 8-K



               Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934


              Date of Earliest Event Reported:  December 18, 1998



                            BIOLASE TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)


          Delaware                  0-19627              87-0442441
(State or other jurisdiction      (Commission        (I.R.S. Employer
       of incorporation)          File Number)       Identification No.)


                   981 Calle Amanecer, San Clemente, CA 92673
                    (Address of Principal Executive Offices)



                                 (949) 361-1200
              (Registrant's telephone number, including area code)



                                Not Applicable
                                --------------
         (Former name or former address, if changed since last report)
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Item 5.  Other Events

     On December 18, 1998, Registrant's Board of Directors adopted a stockholder rights plan under which one preferred stock purchase right will be distributed on January 11, 1999 with respect to each share of Registrant's common stock outstanding at the close of business on December 31, 1998. The rights provide among other things that, in the event any person becomes the beneficial owner of 15% or more of Registrant's common shares while the rights are outstanding, each right (other than a right held by the 15% stockholder and its associates) will be exercisable, on and after the close of business on the tenth business day following such event, to purchase shares of the common stock of Registrant having a market value equal to two times the then current exercise price of a right (initially $30.00). The rights will also provide that, if on or after the occurrence of such event the Company is merged into any other corporation or 50% or more of the Company's assets or earning power is sold, each right (other than a right held by the 15% stockholder and its associates) will be exercisable to purchase common shares of the acquiring corporation having a market value equal to two times the then current exercise price. The rights will expire on December 31, 2008, unless previously triggered, and are subject to redemption by Registrant's Board of Directors at $.001 per right at any time prior to the first date upon which they become exercisable to purchase common shares.

     On December 18, 1998, Registrant's Board of Directors also extended to April 30, 1999 the exercise period of certain Common Stock Purchase Warrants issued by Registrant having an original expiration date of December 31, 1998. These Common Stock Purchase Warrants were issued by Registrant in 1996 and entitle the holders thereof to purchase shares of Registrant's Common Stock at an exercise price of $3.50 per share.

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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   BIOLASE TECHNOLOGY, INC.


Date:  January 6, 1999             By: /s/ Stephen R. Tartamella
       ---------------                 -------------------------
                                       Stephen R. Tartamella
                                       Vice President &
                                       Chief Financial Officer

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